EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Expedia, Inc. on Form S-8 of our reports dated July 27, 2001, and February 4, 2002 (March 9, 2002, as to Note 15 of the financial statements), appearing in the Annual Report on Form 10-K of Expedia, Inc. and subsidiaries for the year ended June 30, 2001, and in the Transition Report on Form 10-K of Expedia, Inc. and subsidiaries for the six-month period ended December 31, 2001, respectively.

/s/    DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Seattle, Washington
December 11, 2002